Exhibit 99.1

Illumina Announces Board Changes

Jay Flatley to step down from the Board; John W. Thompson to be appointed new Chair

SAN DIEGO—March 18, 2021 — Illumina, Inc. (NASDAQ: ILMN) (the “Company”) today announced that Jay Flatley has decided to step down from the Board of Directors and John W. Thompson will be appointed as the Company’s new Chair of the Board. These changes will be effective as of the Company’s Annual Shareholder Meeting on May 26, 2021. This is part of a thoughtful, long-term succession planning process.

“It has been a tremendous honor to work with the Illumina team during the past 22 years to create an industry leader. Having witnessed the impact of our technology on patients’ lives and the passion of our employees, I am deeply grateful for my time at this incredible Company,” said Mr. Flatley. “I am excited about the future of Illumina – the potential for improving human health through our next-generation sequencing and technology remains enormous. Illumina has significant opportunities ahead and I am confident that John, Francis and the entire Illumina leadership team will continue the Company’s strong legacy of innovation and execution for long-term success.”

“It has been a privilege to work closely with Jay since I joined Illumina eight years ago. On behalf of our Board and the Company, I would like to thank Jay for his vision, partnership and dedication to continued growth and innovation. The entire Illumina team wishes Jay all the best as he embarks on his new chapter,” said Francis deSouza, Chief Executive Officer. “John’s extensive leadership and operating experience, his proven track record as the Chair of Microsoft’s Board, as well as his tenure as our Lead Independent Director, uniquely position him to serve as Illumina’s next Chair. He is an outstanding choice to lead our talented Board.”

“I am honored to be selected as Illumina’s next Chair of the Board,” said Mr. Thompson. “I look forward to working with Francis and the Board to support the next phase of Illumina’s evolution to benefit patients, employees, customers and shareholders.”

Mr. Flatley led Illumina as CEO from 1999 until mid-2016, served as Executive Chair from mid-2016 through 2019, and currently serves as Chair of the Board. Over the course of Mr. Flatley’s tenure, Illumina established its mission to “Unlock the Power of the Genome” and launched a myriad of products that made sequencing faster, more cost-effective and more accessible. As a pioneer of the genome sequencing market, Mr. Flatley spearheaded Illumina’s acquisition of Solexa and the underlying technology for the Company’s sequencing technology, transforming Illumina into the leading global provider of next-generation sequencing solutions.

Mr. Thompson has been a Director on Illumina’s Board since 2017. He brings extensive executive leadership experience having served in chief executive officer roles at Virtual Instruments and Symantec. He also brings 28 years of leadership experience at IBM where he held senior roles in sales, marketing, software development and served as General Manager of IBM Americas. He has served as Microsoft’s Chair of the Board since 2014 and as a director since 2012. He currently serves as a director on the boards of two privately held companies, Rubrik and Seismic Software. He has also served on the boards of Symantec, NIPSCO (Northern Indiana Public Service Company), Fortune Brands, Seagate Technologies, and United Parcel Service (UPS). Mr. Thompson is a member of the board of trustees for the Wetlands America Trust and was formerly a member of the national board of Teach for America.

Mr. Thompson received a bachelor’s degree in business administration from Florida A&M University and a master’s degree in management science from MIT’s Sloan School of Management. He has received honorary doctorate degrees from the University of Notre Dame, Mendoza College of Business and Florida A&M University.

##